Exhibit 99.1

P R E S S R E L E A S E	Corporate Headquarters 400 South Hope Street 25th Floor Los Angeles, CA 90071 www.cbre.com

FOR IMMEDIATE RELEASE

For further information:

Steve Iaco Media Relations 212.984.6535 steven.iaco@cbre.com	Brad Burke Investor Relations 215.921.7436 brad.burke@cbre.com

SANJIV YAJNIK JOINS CBRE GROUP, INC. BOARD OF DIRECTORS

Los Angeles, November 16, 2017 — CBRE Group, Inc. (NYSE:CBG) today announced that Sanjiv Yajnik, President of Capital One Financial Services, has joined the company’s Board of Directors.

“We are pleased to welcome Mr. Yajnik to CBRE,” said Ray Wirta, the company’s Chairman of the Board. “We will benefit greatly from his broad business background and, in particular, his experience in leading the transformation of a large, service-oriented global organization through technology enablement. His experience makes Sanjiv a great addition to our Board.”

Since 2009, Mr. Yajnik has served as President of Capital One Financial Services, a Division of Capital One. Mr. Yajnik is also President and Director of Capital One National Association, one of Capital One’s two national bank subsidiaries, and serves on Capital One’s Executive Committee. In addition, Mr. Yajnik oversees Capital One’s community relations throughout Texas, Oklahoma and Louisiana as President of the company’s South Central Region. Since joining Capital One in 1998, he has held a number of senior leadership positions in Europe, Canada and the United States. Prior to Capital One, he held leadership positions at PepsiCo and Circuit City and was a Chief Engineer for Mobil Oil Corporation’s shipping business.

Mr. Yajnik also serves on several Boards. In November 2015, he was appointed by Texas Governor Greg Abbott to be Chairman of the Texas Economic Development Corporation. He is also the Chairman of the Dallas Symphony Association, and leads the Board of Governors in overseeing the direction and governance for the Dallas Symphony Orchestra.

“I am very excited to join CBRE’s Board,” Mr. Yajnik said. “CBRE is the clear leader in its sector and has a strong track record of growth. I look forward to working with my fellow Directors to help create additional value for our shareholders and great outcomes for all our constituents.”

Mr. Yajnik received an MBA with honors from the University of Western Ontario, Canada, and completed the Executive Management Program at Stanford University. He is a medalist Chartered Engineer (I), and graduated with distinction from the Marine Engineering Research Institute, India.

About CBRE Group, Inc.

CBRE Group, Inc. (NYSE:CBG), a Fortune 500 and S&P 500 company headquartered in Los Angeles, is the world’s largest commercial real estate services and investment firm (based on 2016 revenue). The company has more than 75,000 employees (excluding affiliates), and serves real estate investors and occupiers through approximately 450 offices (excluding affiliates) worldwide. CBRE offers a broad range of integrated services, including facilities, transaction and project management; property management; investment management; appraisal and valuation; property leasing; strategic consulting; property sales; mortgage services and development services. Please visit our website at www.cbre.com.